Exhibit 99.1

Zones Shareholders Approve Going-Private Transaction

AUBURN, WA--(Marketwire - December 19, 2008) - Zones, Inc. (NASDAQ: ZONS) announced that its shareholders, at a special meeting held today, voted to approve the going-private transaction pursuant to which Zones will become a private company wholly owned by Firoz Lalji (Zones' Chief Executive Officer, Chairman of the Board and majority shareholder) and certain of his related parties. Upon the closing of the transaction, each share of Zones common stock (other than those held by Mr. Lalji, certain of his related parties and any dissenting shareholders) will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes.

The transaction is expected to close on December 31, 2008, and remains subject to the satisfaction of customary closing conditions. Although the transaction is not subject to a financing condition, there can be no assurance that the anticipated equity and debt financing necessary to complete the transaction will be available to fund the merger consideration. Zones may seek specific performance of the other party's obligations to pursue financing for the transaction; however, it may be difficult or impossible to obtain alternative financing on acceptable terms and conditions.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

Forward-Looking Statements

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For example, there can be no assurance that the conditions to closing specified in the merger agreement will be satisfied. In connection with the going private transaction, we are subject to several risks, including (i) if the merger is not consummated, the stock price would likely retreat from its current trading range; (ii) certain costs relating to the merger, including legal, accounting and financial advisory fees, are payable by us whether or not the merger is completed, and these costs will be substantial and may materially reduce our earnings per share; and (iii) our management's and our team members' attention will be diverted from our day-to-day operations, we may experience team member attrition, and our business, including our vendor and customer relationships, may be disrupted during the period while the going private transaction remains pending, all of which risks could increase if the transaction is not consummated; and other risks and uncertainties detailed in our periodic and current reports filed with the SEC.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000